Exhibit 107

Calculation of Filing Fee Tables

F-1

(Form Type)

MultiMetaVerse Holdings Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee
Securities offered by the Selling Securityholders
Equity	Ordinary Shares	457(c)	26,158,081	(2)	$2.20	(3)	$57,416,988	(3)	$0.0001102	$6,327.35
Equity	Ordinary Shares issuable on exercise of Warrants	457(g)	3,021,244	(4)	$11.50	(5)	$34,744,306	(5)	$0.0001102	$3,828.82
Equity	Warrants to purchase Ordinary Shares	457(i)	146,250	(6)	—	(7)	—	(7)	—	—
Issuance of MMV Class A Ordinary Shares
Equity	Ordinary Shares issuable on exercise of Warrants	457(c)	3,021,244	(4)	$2.20	(3)	$6,631,631	(3)	$0.0001102	$730.81

	Total						$98,792,924			$10,886.98

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, MMV is also registering an indeterminate number of additional MMV Class A Ordinary Shares that may become issuable to prevent dilution from any stock dividend, stock split, recapitalization or other similar transactions that could affect the securities to be offered by the Selling Securityholders named in this Registration Statement, and the MMV Class A Ordinary Shares set forth in this table shall be adjusted to include such shares, as applicable.

(2)	Represents (a) 1,759,250 MMV Class A Ordinary Shares issued to the Sponsor pursuant to the Merger Agreement in connection with the Business Combination, (b) 450,000 MMV Class A Ordinary Shares issued to certain investor in the PIPE Investment, (c) 23,948,831 MMV Class A Ordinary Shares issued to certain former shareholders of Legacy MMV pursuant to the Merger Agreement in connection with the Business Combination for the cancellation of ordinary shares of Legacy MMV previously held by such shareholders.

(3)	Based on the average of the high ($2.28) and low ($2.11) prices of MMV Class A Ordinary Shares on the Nasdaq Global Market on February 3, 2023.

(4)	Represents (a) 2,874,994 MMV Class A Ordinary Shares issuable upon the exercise of Public Warrants, and (b) 146,250 MMV Class A Ordinary Shares issuable upon the exercise of Private Placement Warrants.

(5)	Based on the exercise price of Warrants, which is $11.50.

(6)	Represents 146,250 Private Placement Warrants, which are registered for resale on this Registration Statement.

(7)	In accordance with Rule 457(i), the entire registration fee for the 146,250 Private Placement Warrants is allocated to the MMV Class A Ordinary Shares underlying the Private Placement Warrants, and no separate fee is payable for the Private Placement Warrants.